Exhibit (d)(3)(b) Amended Exhibit A to the Amended and Restated Investment Management Agreement

EXHIBIT A

Fund	Advisory Fee
Forward Emerald Banking and Finance Fund	1.00% up to and including $100 million 0.90% over $100 million
Forward Emerald Growth Fund	0.75% up to and including $250 million 0.65% over $250 million up to and including $500 million 0.55% over $500million up to and including $750 million 0.45% over $750 million
Forward Emerald Opportunities Fund	1.00% up to and including $100 million 0.90% over $100 million
Forward Global Emerging Markets Fund	1.25% up to and including $500 million 1.20% over $500 million up to and including $1 billion 1.15% over $1 billion
Forward Hoover Mini-Cap Fund	1.05%
Forward Hoover Small Cap Equity Fund	1.05% up to and including $500 million 1.00% over $500 million
Forward International Equity Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion
Forward International Small Companies Fund	1.00% up to and including $1 billion 0.95% over $1 billion
Forward Long/Short Credit Analysis Fund	1.125% of first $500 million 1.05% of next $500 million 0.975% of any additional average daily net assets
Forward Legato Fund	1.00% up to and including $500 million 0.85% over $500 million
Forward Uniplan Real Estate Investment Fund	0.85% up to $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million
Sierra Club Equity Income Fund	0.94% up to and including $100 million 0.87% over $100 million up to and including $250 million 0.82% over $250 million up to and including $500 million 0.78% over $500 million
Sierra Club Stock Fund	0.85% up to and including $100 million 0.81% over $100 million up to and including $250 million 0.78% over $250 million up to and including $500 million 0.70% over $500 million

Fund	Performance Fee
Forward Long/Short Credit Analysis Fund	20% of the Fund’s performance, subject to a high watermark test. “Performance” for this purpose is defined as changes in the Fund’s net asset value inclusive of adjustments for income, unrealized and realized gain or loss on securities, expenses, or other items, excluding distributions, that may affect the net asset value of the Fund calculated on a particular day. The Fund will not bear a performance fee for any day on which the Fund’s cumulative performance does not exceed its cumulative performance as of the day on which a performance fee was last accrued. The Fund will bear a performance fee for any day on which the Fund’s cumulative performance exceeds its cumulative performance as of the day on which a performance fee was last accrued. This high watermark test is measured from the Fund’s commencement of operations. The Advisor shall not be obligated to reimburse any accrued performance fees because of any negative performance occurring after their accrual.